Exhibit 99.1

FORM Holdings Reports Third Quarter 2017 Results

Continued Progress Towards Transformation into Health & Wellness Pure-play

Accelerated XpresSpa Opening Schedule on Track for Remainder of 2017 and into 2018

NEW YORK – November 9, 2017 – FORM Holdings Corp. (NASDAQ: FH), a diversified holding company, today announced financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights

•	Consolidated revenues were $17.7 million in the third quarter of fiscal 2017
•	Revenues in the Wellness segment, which consists of XpresSpa, were $12.7 million for the third quarter of 2017, an increase of $0.8 million as compared to $11.9 million for the third quarter of 2016, which was prior to the XpresSpa acquisition
o	XpresSpa year-over-year revenue grew approximately 6% (compared to the pre-acquisition third quarter 2016)
o	Estimated 3%, $0.4 million, negative impact to revenue due to the impact of hurricanes Harvey and Irma
o	18.2% segment-level gross profit margin, or $2.3 million
o	Excluding the additional $0.2 million of additional labor and other direct costs associated with the hurricanes and integration costs related to the acquisition, segment-level gross profit margin would have been 19.7%, or $2.5 million
o	Wellness segment operating loss was $1.6 million, an improvement of $0.4 million from second quarter 2017
o	Wellness segment Adjusted EBITDA* was $0.6 million
o	Completed renovations to 4 locations
o	Ended the quarter with 51 locations in 23 airports and opened three units subsequent to third quarter end
o	Expects to end 2017 with 60 units in operation
o	Implemented a new point-of-sale system with robust data analytics that is expected to result in improved operational efficiencies
•	Revenues in the Technology segment, which consists of Group Mobile, were $4.9 million for the third quarter of 2017, an increase of $3.1 million as compared to $1.8 million for the third quarter of 2016
o	Technology segment gross margins were 20.0% in the third quarter 2017, up from 11.1% in the same period last year
•	Subsequent to third quarter end, FLI Charge was sold to a group of private investors and FLI Charge management
•	Consolidated operating loss from continuing operations was $4.0 million and Adjusted EBITDA loss* was $0.6 million for the third quarter of fiscal 2017

*Adjusted EBITDA is a non-GAAP financial measure; see "Use of Non-GAAP Financial Measures" below.

FORM Holdings’ Chief Executive Officer, Andrew D. Perlman, said, “We are pleased to report $17.7 million in sales, representing an increase of 17.8% on a pro forma basis including XpresSpa in the same period a year ago prior to our ownership, and consolidated Adjusted EBITDA loss of $0.6 million for the third quarter. Since closing the XpresSpa acquisition, we have been focused on growing our footprint, refining our operations and optimizing the cost structure within the Wellness segment, which resulted in our second consecutive quarter of positive Adjusted EBITDA in that segment. Our team showed remarkable resilience during the hurricanes in Texas, Florida and Georgia, and we were pleased to be able to not only minimize their impact, which we estimate at $0.4 million of lost potential revenue, but also continue to foster our positive corporate culture by providing support to those employees that were affected.

“During the third quarter, we re-opened our flagship location in JFK’s terminal 4 after an extensive remodel and remodeled a number of our locations in Orlando. We are extracting savings from improved buildout design, and our latest store layout continues to perform well, allowing us to test new concepts and offerings, including the XpresCryo facial and nail care featuring essie® branded products.

“We are proud of the partnerships we’ve put in place. Our agreement with Capelli New York to co-produce and sell XpresSpa’s line of branded travel and spa products and accessories is a great example of how we are working toward improving our customer experience while providing the Company with additional revenue opportunities. Our partnership with Nordic Cryotherapy shows our ability to innovate and demonstrates the higher margin services which we intend to launch in the future. We look forward to sharing several other developments in the near future which build upon our strategy of expanding our addressable market and raising XpresSpa’s profile in the industry.

“Within our Technology segment, our recent realignment is helping better position the organization to drive high margin sales and ensure we maximize value during this divestment process. We are committed to focusing on the growing health and wellness industry and parting with non-core assets, which began with the sale of FLI Charge following the close of the third quarter.”

2017 Outlook

Mr. Perlman concluded, “We will continue to build upon our leadership position in the rapidly expanding health and wellness industry by leveraging our existing XpresSpa platform through additional unit expansion, product and service enhancements and targeting new complementary channels of growth. In addition to the six units already opened this year and six we anticipate opening before year end, we already have nine units in the pipeline for 2018. The 2018 pipeline consists of units sourced through RFPs and direct negotiations with airport concession operators. We intend to continue to grow our brand through a variety of initiatives, including changing our company name to better align with our mission, as well as exploring franchising opportunities. We have been encouraged by the preliminary indications of demand to franchise XpresSpa, both in the United States and internationally, but intend to take a slow and measured approach with this initiative.”

Operating Results

For the third quarter of fiscal 2017, the Company reported consolidated revenue of $17.7 million, an increase of 471.8% as compared to the same period in the prior year, primarily driven by the acquisition of XpresSpa in December 2016 and Excalibur in February 2017. Revenue for the third quarter of 2017 includes a one-time payment of $0.2 million associated with an intellectual property license agreement compared to $1.4 million associated with an intellectual property license agreement in the third quarter of 2016.

Consolidated operating loss from continuing operations was $4.0 million for the third quarter of fiscal 2017 as compared to a loss of $3.4 million in the same period in the prior year. The Company’s operating loss from continuing operations for the third quarter of fiscal 2017 included approximately $1.8 million of merger and acquisition integration, reorganization and one-time non-recurring costs related to the interruption of business due to hurricanes and $0.7 million of stock-based compensation expense. The third quarter of fiscal 2016 included $0.5 million of stock-based compensation expense.

Balance Sheet & Cash Flows

As of September 30, 2017, the Company had current assets of $17.9 million, including a cash balance of $10.1 million, and long-term debt of $6.5 million.

On July 26, 2017, the Company entered into an underwriting agreement with Roth Capital Partners, LLC, acting as the representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 6,900,000 shares of the Company’s common stock, par value $0.01 per share, including 900,000 shares subject to the Underwriters’ over-allotment option, which was exercised on August 2, 2017 and closed on August 4, 2017. The price to the public in the offering was $1.10 per share and the Underwriters agreed to purchase the shares of FORM Common Stock from the Company pursuant to the Underwriting Agreement at a purchase price of $1.023 per share. The net proceeds to the Company from the offering were approximately $6.6 million after deducting underwriting discounts and commissions and other offering expenses.

Conference Call Information

FORM will host a conference call and audio webcast today, November 9, 2017, at 4:30 p.m. ET, to discuss financial results for the third quarter of fiscal 2017.

Join the Conference Call via Webcast

1.	Visit the Investor Relations section of the Company’s website at www.FORMHoldings.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

2.	Enter your First Name, Last Name, Company, and Email Address and select "Submit".

3.	Select the "Launch Webcast" icon to view the event.

Join the Conference Call via Assisted Dial-In

To access the conference call by telephone, interested parties should dial 877-407-0792 (North America) or 201-689-8263 (international) and reference FORM Holdings.

Use of Non-GAAP Financial Measures

Adjusted EBITDA has been presented in this Quarterly Report on Form 10-Q and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We consider Adjusted EBITDA to be an important indicator for the performance of our business, but not a measure of performance or liquidity calculated in accordance with U.S. GAAP. We have included this non-GAAP financial measure because management utilizes this information for assessing our performance and liquidity, and as an indicator of our ability to make capital expenditures and finance working capital requirements. We believe that Adjusted EBITDA is a measurement that is commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful for analysts and investors to understand this indicator because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully analyze the performance of our core cash operations. Adjusted EBITDA should not be considered in isolation or as an alternative to cash flow from operating activities or as an alternative to operating income or as an indicator of operating performance or any other measure of performance derived in accordance with GAAP. In evaluating our performance as measured by Adjusted EBITDA, we recognize and consider the limitations of this measurement. Adjusted EBITDA does not reflect our obligations for the payment of income taxes, interest expense, or other obligations such as capital expenditures. Accordingly, Adjusted EBITDA is only one of the measurements that management utilizes.

The following table provides a reconciliation of operating loss for its three operating segments and corporate to Adjusted EBITDA income (loss) for the three months ended September 30, 2017:

	Three Months Ended September 30, 2017
	Wellness	Technology	Intellectual Property	Corporate	Total
Total revenue	$12,652,000	$4,879,000	$200,000	$—	$17,731,000

Cost of sales
Products	1,005,000	3,902,000	—	—	4,907,000
Labor	6,458,000	—	—	—	6,458,000
Occupancy	1,950,000	—	—	—	1,950,000
Other operating costs	934,000	—	126,000	—	1,060,000
Total cost of sales	10,347,000	3,902,000	126,000	—	14,375,000

Gross profit	2,305,000	977,000	74,000	—	3,356,000
Gross profit as a % of total revenue	18.2%	20.0%	37.0%	—	18.9%

Depreciation and amortization
Depreciation	1,110,000	24,000	—	7,000	1,141,000
Amortization	597,000	150,000	6,000	—	753,000
Total depreciation and amortization	1,707,000	174,000	6,000	7,000	1,894,000

General and administrative
Stock-based compensation	—	—	—	706,000	706,000
Other general and administrative	2,237,000	1,293,000	(149,000)	1,386,000	4,767,000
Total general and administrative	2,237,000	1,293,000	(149,000)	2,092,000	5,473,000

Operating income (loss) from continuing operations	$(1,639,000)	$(490,000)	$217,000	$(2,099,000)	$(4,011,000)

Plus:
Depreciation and amortization	1,707,000	174,000	6,000	7,000	1,894,000
Stock-based compensation	—	—	—	706,000	706,000
Merger and acquisition, integration and one-time costs	529,000	290,000	—	—	819,000
Adjusted EBITDA income (loss)	$597,000	$(26,000)	$223,000	$(1,386,000)	$(592,000)

About FORM Holdings Corp.

FORM Holdings Corp. (NASDAQ:FH) is a publicly held diversified holding company that specializes in identifying, investing in and developing companies with superior growth potential. FORM's current holdings include XpresSpa, Group Mobile, InfoMedia and intellectual property assets. XpresSpa is the world's largest airport spa company with 51 locations across 23 major airports. Group Mobile is a provider of rugged hardware and software solutions, including laptops, tablets, and mobile printers, as well as installation and deployment services.  InfoMedia is a leading provider of customer relationship management and monetization technologies to mobile carriers and device manufacturers. FORM's intellectual property division is engaged in the monetization of patents related to content and ad delivery, remote monitoring and mobile technologies. To learn more about FORM Holdings Corp., visit: www.FORMHoldings.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to FORM Holdings as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in FORM’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning FORM, or other matters and attributable to FORM or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. FORM does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Contacts

FORM Holdings

Jeff Sonnek

ICR

646-277-1263

Jeff.Sonnek@icrinc.com

 4